[LOGO] CREDIT SUISSE            FOUNDED 1856
SCHWEIZERISCHE KREDITANSTALT
CREDITO SVIZZERO

LOS ANGELES
                    September 2, 1994
Telephone    (213)955-8200
Cable Address Credswiss
Telex       67227
Letters     633 West Fifth Street, 64th Floor
            Los Angeles, CA  90071

Smith's Food & Drug Centers, Inc.
1550 South Redwood Road
Salt Lake City, Utah  84104
Attention:  Casey Jones
            Director of Capital Development and Banking
Gentlemen:
This letter is to amend our Agreement dated as of October
15, 1993. Section 4.1(b) and 4.1(c) are hereby amended to read in their entirety:

          (b) Maintain a Tangible Net Worth of not less than the sum of $350 Million, plus 30% of net income after taxes on a quarterly basis, plus 100% of any increase in shareholder's equity other than the quarterly income increases, measured at the end of each fiscal quarter, commencing with the quarter ending September 30, 1994.

          (c) Maintain a Leverage Ratio not to exceed 2.5 to 1, measured at the end of each fiscal quarter, commencing with the quarter ending September 30, 1994. As used herein, "Leverage Ratio" means the ratio of total debt to tangible net worth. Total debt includes all borrowed money and lease obligations (including capital leases and operating leases, the latter to be calculated as six times the annual amount owed).

All other terms and conditions of our Agreement remain unchanged.

If the foregoing meets with your approval, please sign and return to us the enclosed copy of this amendment to signify your agreement.
                     Very truly yours,


          /s/Marilou Palenzuela          /s/Maria N. Gaspara
          Marilou Palenzuela             Maria N. Gaspara
          Member of Senior Management    Associate

Read, Agreed & Accepted:

Smith's Food & Drug Centers, Inc.


By:   /s/Matthew G. Tezak
     Name: Matthew G. Tezak
     Title: SR VP & CFO